UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Heritage Bankshares Inc.
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                                (Name of Issuer)

                                 Common Stock
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                         (Title of Class of Securities)

                                     42721M101
                      -------------------------------------
                                 (CUSIP Number)

                                    12/31/08
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             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


CUSIP No. 42721M101
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Palladium Registered Investment Advisors
      28-0728851
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) | |
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Norfolk, VA
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                  5     SOLE VOTING POWER

                        131,044
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              142,646
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        142,646
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
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12    TYPE OF REPORTING PERSON*

      IA
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Item 1.

      (a)         Name of Issuer: Heritage Bankshares Inc.

      (b)         Address of Issuer's Principal Executive Offices:

                  150 Granby Street
		  Norfolk, VA 23510

Item 2.

      (a)  Name of Person Filing:

           Palladium Registered Investment Advisors


      (b)  Address of Principal Business Office:

           999 Waterside Drive, Ste 800
	   Norfolk, VA 23510

      (c)  Citizenship: Virginia, U.S.A.



      (d)  Title of Class of Securities: Common Stock

      (e)  CUSIP Number: 42721M101

Item 3.

      N/A

Item 4. Ownership

      (a)  Amount Beneficially Owned:  142,646

      (b)  Percent of Class:  6.5%

      (c)  Number of Shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:  131,044

         (ii)  Shared power to vote or to direct the vote:  0

        (iii)  Sole power to dispose or to direct the disposition of:  142,646

         (iv)  Shared power to dispose or to direct the disposition of:  0




Item 5. Ownership of Five Percent or Less of a Class

      N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      N/A

Item 8. Identification and Classification of Members of the Group

      N/A

Item 9. Notice of Dissolution of Group

      N/A

Item 10. Certification




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                 3/26/2009
                              ---------------------------------------------
                                                  Date



                              /s/ Dickinson Phillips
                              ---------------------------------------------
                                                Signature

                              Dickinson Phillips/Chief Compliance Officer
                              ---------------------------------------------
                                               Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

     Attention:   Intentional  misstatements  or  omissions of  fact  constitute
     Federal criminal violations (See 18 U.S.C. 1001)